Exhibit 4.1

WACCAMAW BANKSHARES, INC.

ADDENDUM TO WARRANT CERTIFICATE

The Warrant Agreement by and between the Corporation and the Transfer Agent, which is incorporated by reference into the Warrant Certificate, has been amended to extend the exercise period of the Warrants. The amended Warrant Agreement provides that no Warrant may be exercised after 5:00 p.m., Eastern Time, on September 30, 2014 (the “Expiration Date”). If such date is not a Business Day as defined in the Warrant Agreement, the Expiration Date shall be 5:00 p.m., Eastern Time, the next following Business Day. The Expiration Date may be accelerated as provided in the Warrant Agreement under certain specifically defined circumstances upon notice to the registered holder thereof. To the extent not exercised and delivered to the Transfer Agent by the Expiration Date, the Warrants shall be null and void.

Capitalized terms used in this Addendum to Warrant Certificate and not otherwise defined herein shall have the meanings given to such terms in the Warrant Certificate or the Warrant Agreement.

Except as set forth above, all other provisions of the Warrant Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, Waccamaw Bankshares, Inc. has caused this Addendum to Warrant Certificate to be duly executed under its corporate seal.

Dated: September 24, 2009		Waccamaw Bankshares, Inc.
[SEAL]
Chairman

Secretary

COUNTERSIGNED: First-Citizens Bank & Trust Company AS TRANSFER AGENT

BY:
AUTHORIZED SIGNATURE